Exhibit 21. Subsidiaries of the Company

Name of Subsidiary	Jurisdiction of Incorporation	Name Under Which Subsidiary Transact Business
HVHC Risk Management Corp.	Vermont	HVHC Risk Management Corp.
Hudson Valley Bank, NA	New York	Hudson Valley Bank, NA
Sprain Brook Realty Corp.	New York	Sprain Brook Realty Corp.
Grassy Sprain Real Estate Holdings, Inc.	New York	Grassy Sprain Real Estate Holdings, Inc.
HVB Leasing Corp.	New York	HVB Leasing Corp.
HVB Realty Corp.	New York	HVB Realty Corp.
HVB Employment Corp.	New York	HVB Employment Corp.
A.R. Schmeidler & Co., Inc.	New York	A.R. Schmeidler & Co., Inc.
21 Scarsdale Road Corp.	New York	21 Scarsdale Road Corp.
HVB Properties Corp.	New York	HVB Properties Corp.
HVB Fleet Services Corp.	New York	HVB Fleet Services Corp.
369 East 149th Street Corp.	New York	369 East 149th Street Corp.
369 East Realty Corp.	New York	369 East Realty Corp.
2256 Second Avenue Corp.	New York	2256 Second Avenue Corp.